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                              EMPLOYMENT AGREEMENT


     This Agreement is made and entered into by and between CARDIOTRONICS SYSTEMS, INC., a Colorado corporation, hereinafter referred to as "Employer," and Ronald R. Bromfield hereinafter referred to as "Employee":

     WHEREAS, Employee has been President and Chief Executive Officer of Employer and has heretofore faithfully and diligently performed his duties on behalf of Employer; and

     WHEREAS, Employer and Employee desire to set out the terms of Employee's employment, all as more particularly set forth below.

     NOW, in consideration of the mutual promises of the parties and the mutual benefits they will gain by their performances thereof, all in accordance with the provisions hereinafter set forth,

     IT IS, THEREFORE, AGREED:

          1.   TERM OF EMPLOYMENT.

               a. BASIC TERM. Employer hereby agrees to employ Employee to render services to Employer in the position and with the duties and responsibilities described in Section 2 for a period ("Period of Employment") of one (1) year commencing on April 1, 1996. This Agreement shall terminate upon the earlier of (i) April 1, 1997, or as extended under Section 1(b) (the "Term Date"); or (ii) the date this Agreement is terminated in accordance with Section
4. Employee hereby accepts and agrees to such hiring, engagement and employment.

               b.   RENEWAL.

                    (1) Subject to Section 4, Employee's employment will be automatically renewed for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary date thereof, unless Employer gives written notice of termination to Employee at least sixty (60) days prior to the expiration of the then-current term of the Agreement. Employer's right to terminate the Period of Employment under this Section 1(b), instead of renewing the Agreement, shall be without cause and shall entitle Employee to the benefits and compensation set forth in Section 4(a)(1);

                    (2) If the Term Date is less than six (6) months after a change in "control" of the Employer as defined in Rule 405 of the Securities Act of 1933, the Period of Employment shall be extended for six (6) months, so that the Term Date following a change of "control" a shall be either the original Term Date or six (6) months after the change in "control," whichever is longer. Following an adjustment of a Term Date under this provision, any subsequent renewal shall be pursuant to Section 1(b)(1).


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          2.   POSITION, DUTIES, RESPONSIBILITIES.

               a. POSITION. Employee hereby accepts employment at Employer's facility in San Diego with Employer as President and Chief Executive Officer. Employee shall devote his best efforts and his full time and attention to the performance of the services customarily incident to such office and to such other services as may be reasonably requested by Employer. Employer shall retain full direction and control of the means and methods by which Employee performs the above services.

               b. OTHER ACTIVITIES. Except upon the prior written consent of the Board of Directors of Employer, Employee, during the Period of Employment, will not (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of Employer. However, Employee is not prohibited from investing his personal assets in businesses which do not compete with Employer in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor. Nor shall Employee be prohibited from purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time one percent (1%) or more of the equity securities of any corporation engaged in a business competitive to that of Employer.

          3.   COMPENSATION, BENEFITS, EXPENSES.

               a. COMPENSATION. In consideration of the services to be rendered hereunder, Employee shall be paid a base annual salary at the rate of One Hundred and Sixty Five Thousand Dollars ($165,000) per year, payable in equal biweekly payments on Employer's normal payroll dates.

               b. SALARY INCREASES. Employee is entitled to reasonable annual increases in Employee's base salary to be established at the discretion of Employer's Board of Directors.

               c. ANNUAL BONUS. In addition to the base salary and other compensation specified herein, the Employee may earn an annual bonus, targeted to be Seventy-Five Thousand Dollars ($75,000), provided he attains individual objectives and Employer attains corporate objectives established by Employer's Board of Directors.

               d. STOCK OPTIONS. In addition to the base salary and other compensation specified herein, Employee may receive additional options to purchase shares of Common Stock of Employer pursuant to Employer's Stock Option Plan, at the discretion of Employer's Board of Directors.


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               e.   BENEFITS.  Employee shall also be eligible for and
participate in such fringe benefits on the same terms as provided for other employees, including health, dental, life and disability insurance and retirement programs which may be adopted from time to time by Employer.

               f. VACATION. Employee shall earn paid vacation time at the rate of four (4) weeks per year. Unused vacation shall carry over to the next year, but Employee shall cease accruing further vacation time at any time he has accrued six (6) weeks of unused accrued vacation, and shall not accrue further vacation time until using some or all of the accrued time.

               g. EXPENSES. Employer shall reimburse Employee on a monthly basis for receipts he submits for all reasonable and necessary travel and other business expenses incurred by Employee in the performance of his duties hereunder, consistent with Employer's normal expense reimbursement policy.

          4.   TERMINATION OF PERIOD OF EMPLOYMENT.

               a.   TERMINATION BY COMPANY.

                    (1) TERMINATION WITHOUT CAUSE. Employer may terminate this Agreement at its option, without cause, upon written notice to Employee. In the event of such a termination, Employer agrees to provide Employee with the following:

                         (a)  if there has not been a change in "control" of
the Employer, as defined in Rule 405 of the Securities Act of 1933, as amended, salary continuation in the amount of Seventeen Thousand, Eighty-Three Dollars ($17,083) per month, less applicable taxes, payable biweekly until Employee obtains employment or for twelve (12) months, whichever time period is shorter; or

                         (b)  if there has been a change in "control" of the
Employer, as defined in Rule 405 of the Securities Act of 1933, (i) a lump sum payment of One Hundred Two Thousand, Five Hundred Dollars ($102,500), less applicable payroll taxes, and (ii) in the event Employee has not obtained employment six (6) months after his termination, salary continuation in the amount of Seventeen Thousand, Eighty-Three Dollars ($17,083) per month, less applicable payroll taxes, payable biweekly until Employee obtains employment or for six (6) months, whichever time period is shorter; and

                         (c)  a pro rata payment of Employee's target bonus to
be determined pursuant to Employer's Incentive Plan;

                         (d)  payment of Employee's COBRA premium, less
Employee's contribution at time of termination, for continuation of medical and dental insurance for twelve (12) months, or until Employee obtains employment, whichever time period is shorter;


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                         (e)  out-placement assistance with a firm of Employee's
choosing to a maximum of ten thousand dollars ($10,000);

                         (f)  accelerated vesting of all stock options granted
Employee prior to the date of termination;

                         (g)  actual relocation costs to a maximum of fifteen
thousand dollars ($15,000);

                         (h)  selling and closing costs for Employee's
residence in Encinitas which exceed the amount Employee realizes after deducting his purchase price and cost of improvements from the sales price;

                         (i)  a credit of sixty thousand dollars ($60,000)
towards Employee's loan with Employer to defray Employee's loss on sale of his former residence in Washington; and

                         (j)  an amount, determined on an after tax basis,
equal to any federal, state or local income tax liability that occurs as a result of the receipt of the items set forth in items (e), (g), (h) and (i) above. Notwithstanding the above, the items in (g), (h) and (i) shall only be paid in the event Employee is terminated before April 1, 1998. Notwithstanding any other provision in this Agreement, no payment shall be made pursuant to the terms of this Agreement to the extent that such payment would, when added to the value of other compensation become due and payable to Employee, result in the payment to Employee of an "excess parachute payment" as defined under
Section 280G of the Internal Revenue Code of 1986, as amended.

                    (2) TERMINATION FOR CAUSE. Employer may terminate, without liability, this Agreement for cause as defined below. Employer shall pay Employee the compensation to which he is entitled pursuant to section 3(a) through the end of the day upon which notice is given, and thereafter Employer's obligations hereunder shall terminate. Termination shall be for cause if:

                         (a)  the death of Employee;

                         (b)  the conviction of Employee of a felony;

                         (c)  misconduct, dishonesty, habitual neglect, or
incompetence in the management of the affairs of the Employer;

                         (d)  the refusal or failure by Employee to act in
accordance with any lawful direction or order of the Employer, or the act or failure to act by Employee which is in bad faith and to the detriment of the Employer; or


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                         (e)  the breach of any term of this Agreement.

                    (3) TERMINATION FOR DISABILITY. Employer may terminate this Agreement if, in the good faith judgment of Employer's Board of Directors (which shall be supported by the advice of a competent health care professional), the Employee becomes physically or mentally incapacitated or is so injured that he is unable to perform services required of him hereunder and such inability to perform continues for a period in excess of six (6) months and is continuing at the time of the termination. If this Agreement is terminated for disability, the Employee shall receive disability pay from the date of such termination for a period of one (1) year in the amount of One Hundred and Two Thousand, Five Hundred Dollars ($102,500), less applicable payroll taxes and further reduced by the amount received by the Employee during such period under any Employer maintained disability insurance policy or plan or under social security, state disability or similar laws. Such disability payments shall be paid biweekly to the Employee. Employee shall also receive accelerated vesting of all stock options granted Employee prior to the date of termination.


               b. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement by giving 30 days' written notice to Employer at Employer's principal place of business. In such event, Employer's obligations hereunder shall terminate after paying Employee the compensation provided for in section 3(a) and (f) through the last day he works. However, a termination by Employee shall be a termination without cause pursuant to Section 4(a)(1) if caused by any of the following:

                    1. Employer's request or direction that Employee relocate geographically more than fifty (50) miles from Employer's current location; or

                    2. any substantial change by Employer of Employee's compensation, benefits, or job responsibilities.

          5.   TRADE SECRETS/CONFIDENTIAL INFORMATION.   Employer intends to and
has expended substantial sums of money and devoted a great deal of time, labor and effort to the development, creation and acquisition of a large body of confidential information that is used by it in its business and is not generally known or available to the public. Such confidential information gives Employer a valuable advantage over its competitors and prospective competitors and is proprietary to Employer. Employee agrees to treat any information of Employer which is not readily publicly available as a Trade Secret of Employer unless Employer advises Employee otherwise in writing. Employee acknowledges that Trade Secrets include not only technical information, but any business information that Employer treats as confidential. Trade Secrets include, but are not limited to, all information protected under the Uniform Trade Secrets Act. Employee agrees that he will not, without Employer's prior written consent, publish, disclose or otherwise use at any time either during or subsequent to his employment with Employer, any Trade Secrets or other confidential information of Employer. Upon termination of Employee's employment, Employee agrees to promptly return to Employer all correspondence, drawings, blueprints, manuals, letters,


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notes, notebooks, reports, flowcharts, programs, proposals, computer records, computer disks or any other physical items or documents relating to Employer's Trade Secrets or other confidential information, and agrees that he will not make or retain any unauthorized copies or other reproductions of such materials.

          6.   INVENTIONS.

               (a) The Employee hereby sells, transfers and assigns to Employer or to any person, entity designated by Employer all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, during the term hereof which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by Employer or any of its subsidiaries, or which otherwise relate to or pertain to the business, functions or operations of Employer or any of its subsidiaries or which arise from the efforts of the Employee during the course of his employment for Employer or any of its subsidiaries. The Employee shall communicate promptly and disclose to Employer, in such form as Employer requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Employee shall execute and deliver to Employer such formal transfers and assignments and such other papers and documents as may be necessary or required of the Employee to permit Employer or any person or entity designated by Employer to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of Employer and disclosed by the Employee within one year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

               (b) The Employee has been notified and understands that the provisions of this paragraph 6 do not apply to any of the aforementioned inventions, ideas, disclosures and improvements that qualify fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

                    a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her Employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                         (1)  Relate at the time of conception or reduction to
practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer, or

                         (2)  Result from any work performed by the employee for
the employer.


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                    b)   To the extent a provision in an employment agreement
purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

          7.   COVENANTS NOT TO COMPETE OR INTERFERE.

               (a) For a period ending twelve months from and after the date of termination of the Employee's employment hereunder, except for a termination of employment for disability or without cause, the Employee shall not engage in any business (whether as an officer, director, owner, employee, partner or other direct or indirect participant) which is engaged in the manufacturing, distribution or research and development of any products being sold by, or under development by, Employer or its subsidiaries as of the date of such termination of employment, in any geographic area where Employer or such subsidiaries are then so manufacturing or distributing such products, nor shall the Employee interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Employer and any customer, supplier, lessor, lessee or employee of Employer.

               (b) For a period ending twelve months from and after the date of termination of the Employee's employment hereunder the Employee shall not solicit, encourage or take any other action which is intended to induce any employee of Employer to terminate employment with Employer.

               (c) It is the desire and intent of the parties that the provisions of this paragraph 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this paragraph 7 shall be adjudicated to be invalid or unenforceable, this paragraph 7 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

          8. INJUNCTIVE RELIEF. If there is a breach or threatened breach of the provisions of paragraphs 5, 6 or 7 of this Agreement, Employer shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies for such breach or threatened breach.

          9. INSURANCE. Employer may, at its election and for its benefit, insure the Employee against accidental loss or death, and the Employee shall submit to such physical examination and supply such information as may be required in connection therewith.

          10. HEADINGS. The headings and captions of this Agreement are inserted for convenience only and shall not be used to interpret or construe any provisions of this Agreement.


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          11.  NOTICES.  All notices or other communications required hereunder shall be made in writing and shall be deemed to have been duly given immediately if delivered by hand or two (2) business days after being mailed, if mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Employer at:

                    Cardiotronics Systems, Inc.
                    5966 La Place Court
                    Carlsbad, California 92008
or to Employee at:
                    1809 Sienna Canyon Drive
                    Encinitas, California 92024

Notice of change of address shall be effective only when done in accordance with this Section.

          12.  ENTIRE AGREEMENT.

               a. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer. This Agreement contains all of the covenants and agreements between the parties with respect to such employment, except as provided herein. The terms of this Agreement are intended by the parties to be the final expression of their agreement and may not be contradicted by evidence of any prior, contemporaneous or subsequent agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in a judicial, administrative or other legal proceeding involving this Agreement. The terms of this Agreement may only be modified if done so in writing and signed by the parties.

               b. Notwithstanding Subsection (a) of this Section, this Agreement shall have no effect upon any existing loan agreements, stock option plans or other agreements affecting the ownership of common stock or other securities of Employer, which plans or agreements shall nonetheless remain in full force and effect according to their terms. Nothing in this Agreement is intended to alter the terms of any written employee benefit plans or employee welfare plans applicable to Employee.

               c. In the event Employer has or will promulgate a general employee manual or other written employment policies for its employees, appropriate policies shall apply to Employee except to the extent such policies are contrary to this Agreement.

          13. EMPLOYER'S RIGHT TO OFFSET. Employer shall have the right to offset against any payment due to Employee under this Agreement the amount of any default by Employee in payments pursuant to the loan agreement between Employee and Employer dated February 18, 1995.


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          14.  ASSIGNMENT.  This Agreement may be assigned, without the consent of Employee, by Employer to any person, partnership, corporation, or other entity which has purchased substantially all the assets of Employer, provided such assignee assumes all the liabilities of Employer hereunder.

          15. ARBITRATION. Any controversy between Employer and Employee involving the terms or enforceability of this Agreement or claims arising out of Employee's employment or termination shall, on the written request of either party, be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Arbitration under this provision shall be the full and exclusive remedy of the parties and the award of the arbitrator shall be final and binding upon the parties.

          16. ATTORNEYS' FEES. In the event of any arbitration or judicial proceeding concerning the execution, performance, termination or other aspect of this Agreement, or of the employment relationship between Employee and Employer, the prevailing party in any such dispute shall be entitled to an award of reasonable attorneys' fees and costs including, without limitation, expert witness fees and disbursements.

          17. AMENDMENTS AND WAIVERS. This Agreement may not be modified, amended or terminated except as provided in the Agreement or by an instrument in writing, signed by Employee and by a duly authorized representative of Employer other than Employee. Through an instrument in writing similarly executed, either Employee or Employer, as the case may be, may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. The failure of any party to insist in any one or more instances upon performance with any term or condition of this Agreement shall not be construed as a waiver of its or his future performance. The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

          18. LAW GOVERNING AGREEMENT. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

          19. SEVERABILITY AND ENFORCEMENT. If any terms, covenants or conditions in this Agreement, or the applications thereof to any person, party, place or circumstance, shall be held by an arbitrator or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement or the application of such terms, covenants or conditions as applied to other persons, parties, places and circumstances shall remain in full force and effect.

          20. EMPLOYEE ACKNOWLEDGMENT. Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice, concerning this Agreement and has been advised to do so by Employer, and (ii) that he has read


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and understands the Agreement, is fully aware of its legal effect and has entered into it freely based on his own judgment.

          21. JOINT PREPARATION. This Agreement is deemed to have been prepared jointly by the parties hereto and to any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arms length agreements taking into account the specific intention of the parties wherever such intention is discernable.

EMPLOYER:  CARDIOTRONICS SYSTEMS, INC.

By: /s/ Robert S. Grimes                Dated: 10 May 96
    --------------------------------           -------------------
Title: Chairman - Board of Directors
       -----------------------------

EMPLOYEE:  Ronald R. Bromfield


By: /s/ Ronald R. Bromfield             Dated: 10 May 96
   ------------------------                    -------------------


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